Exhibit 10.1

SERIES B PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES B PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of December 14, 2009, by and between Purple Communications, Inc., a Delaware corporation (the “Company”), and the investors listed on Schedule A hereto (each, an “Investor” and collectively, the “Investors”).

THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Purchase and Sale of Stock.

1.1 Sale and Issuance of Series B Preferred Stock.

(a) The Board of Directors of the Company has approved and shall file with the Secretary of State of the State of Delaware on or before the Closing (as defined below), a Certificate of Designations, Preferences and Rights of Series B Preferred Stock in the form attached hereto as Exhibit A-1 (the “Certificate of Designations”).

(b) The Board of Directors of the Company has authorized, subject to the receipt of all necessary stockholder approvals and the filing of the Certificate of Amendment (as defined below), (i) the sale and issuance to the Investors of the Series B Preferred Stock (as defined below), (ii) the issuance of the shares of Common Stock (as defined below) to be issued upon conversion of the Series B Preferred Stock (the “Conversion Shares”), (iii) the sale and issuance to the Investors of the Warrants (as defined below), and (iv) the issuance of the shares of Common to be issued upon exercise of the Warrants (the “Warrant Shares”). The Series B Preferred Stock, the Conversion Shares and the Warrant Shares shall have the rights, preferences, privileges and restrictions set forth in the Certificate of Designations or the Fourth Amended and Restated Certificate of Incorporation of the Company, as applicable.

(c) Subject to the terms and conditions of this Agreement, each Investor agrees, severally and not jointly, to purchase at the Closing (as defined below) and the Company agrees to sell and issue to each Investor at the Closing, that number of shares of the Company’s Series B Preferred Stock set forth opposite each Investor’s name on Part I of Schedule A hereto for a purchase price of $1.50 per share (the “Per Share Price”).

(d) Subject to the terms and conditions of this Agreement, each Investor agrees, severally and not jointly, to purchase at the Subsequent Closing (as defined below) and the Company agrees to sell and issue to each Investor at the Subsequent Closing, that number of shares of the Company’s Series B Preferred Stock set forth opposite each Investor’s name on Part II of Schedule A hereto for a purchase price of the Per Share Price.

1.2 Closing and Subsequent Closing. Assuming that all other conditions of Closing have been satisfied or waived, the purchase and sale of the Series B Preferred Stock to be sold at the Closing pursuant to Section 1.1(c) shall take place at the offices of Stradling Yocca Carlson & Rauth, 660 Newport Center Drive, Suite 1600, Newport Beach, CA 92660 at 10:00 am on December 14, 2009 or at such other time and place as the Company and Investors acquiring in the aggregate more than half of the shares of Series B Preferred Stock sold pursuant hereto mutually agree upon orally or in writing (which time and place are designated as the “Closing”). At the Closing, the Company shall deliver to each Investor a certificate representing the Series B Preferred Stock that such Investor is purchasing against payment of the purchase price therefor by wire transfer of immediately available funds to an account designated by the Company.

Assuming that all conditions of the Subsequent Closing have been satisfied or waived, the purchase and sale of the Series B Preferred Stock to take place at the Subsequent Closing shall take place at the offices of Stradling Yocca Carlson & Rauth, 660 Newport Center Drive, Suite 1600, Newport Beach, CA 92660 at 10:00 am on December 18, 2009 or at such other time and place as the Company and Investors acquiring in the aggregate more than half of the shares of Series B Preferred Stock sold pursuant hereto mutually agree upon orally or in writing (which time and place are designated as the “Subsequent Closing”). At the Subsequent Closing, the Company shall deliver to each Investor a certificate representing the Series B Preferred Stock that such Investor is purchasing at the Subsequent Closing against payment of the purchase price therefor by wire transfer of immediately available funds to an account designated by the Company.

1.3 Use of Proceeds. The Company shall use the proceeds from the sale of the Series B Preferred Stock to the Investors (a) to pay all fees and expenses incurred in connection with the issuance of the Series B Preferred Stock (including, without limitation, the fees and expenses of the Investors) and (b) for general working capital purposes.

1.4 Warrants. Concurrently with the Closing and, as applicable, the Subsequent Closing, the Company shall issue to each Investor a warrant (a “Warrant”) to purchase two (2) shares of Common Stock of the Company for each share of Common Stock into which the Series B Preferred Stock purchased by such Investor hereunder is initially convertible. The Warrant shall be in the form of agreement attached hereto as Exhibit A-3.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Investor that, except as set forth in the SEC Reports (as defined below) or in the Disclosure Letter (the “Disclosure Letter”) furnished to each Investor prior to execution hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder:

2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse change in the assets, liabilities, customer or supplier relationships, financial condition, operations or results of operations of the Company taken as a whole, provided, however, in each case, not including any change that (A) is generally applicable to the U.S. economy, (B) is generally applicable to Internet protocol data and voice providers, (C) results from the execution of this Agreement, the announcement of this Agreement or the consummation of the transactions contemplated by this Agreement or (D) relates to changes in generally accepted accounting principles generally applicable to companies serving as Internet protocol data and voice providers occurring after the date of this Agreement (a “Material Adverse Effect”).

2.2 Capitalization and Voting Rights.

(a) Authorized Stock. The authorized capital of the Company consists of:

(i) Preferred Stock. 11,671,180 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”), 7,736,944 of which are designated as Series A Preferred Stock, all of which are issued and outstanding as of the date hereof. Upon filing the Certificate of Designations with the Secretary of State of the State of Delaware, 3,333,333 shares of Preferred Stock shall be designated Series B Preferred Stock, all of which may be sold pursuant to this Agreement. As of the date of the Subsequent Closing, the only shares of Series B Preferred Stock issued and outstanding are the shares issued to the Investors pursuant hereto on the date of the Closing.

(ii) Common Stock. 50,000,000 shares of Common Stock, par value $.01 per share (“Common Stock”), of which 9,218,542 shares are issued and outstanding as of the date hereof.

(b) Valid Issuance. The outstanding shares of Common Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

(c) Rights to Acquire. Except for (i) options to purchase an aggregate of 2,252,351 shares of Common Stock granted and outstanding under the Purple Relay Services Co.. 1999 Stock Option Plan, the Purple Communications, Inc. 1999 Stock Plan, the Purple Communications, Inc. Employee Stock Purchase Plan and the Purple Communications, Inc. 2005 Equity Compensation Plan (collectively, the “Company Option Plans”), and (ii) the Warrants, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock as of the date hereof. The Company has reserved a total of 3,409,055 shares of Common Stock for issuance under the Company Option Plans (including the shares described above).

(d) Voting of Shares. Other than the Amended and Restated Investor Rights Agreement dated January 10, 2008 between the Company and the investors named therein (the “Investor Rights Agreement”), the Company is not a party or subject to any agreement or understanding and, to the Company’s knowledge, there is no agreement or understanding between any persons and/or entities which affects or relates to the voting or giving of written consents with respect to any security of the Company.

2.3 Operating Subsidiaries.

(a) Schedule B hereto sets forth the name of each operating subsidiary of the Company (each, an “Operating Subsidiary” and collectively, the “Operating Subsidiaries”) and the jurisdiction in which such Operating Subsidiary is incorporated. Each Operating Subsidiary is a duly organized and validly existing corporation or other entity and has all requisite corporate power and authority to carry on its business as now conducted. Each Operating Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect.

(b) All of the outstanding shares of capital stock of each Operating Subsidiary of the Company are duly and validly authorized and issued, fully paid and non-assessable and are owned directly by the Company, free and clear of all liens, encumbrances, preemptive rights, subscription rights, other rights to purchase, voting or transfer restrictions and other claims, except as set forth in or contemplated by the First Lien Credit Agreement and the Second Lien Credit Agreement. There are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any equity interests of any Operating Subsidiary.

Each subsidiary of the Company that is not an Operating Subsidiary (i) has consolidated gross revenues for the period of four fiscal consecutive quarters most recently ended of less than $5,000, (ii) has consolidated total assets on the last day of the fiscal quarter most recently ended of less than $5,000 and (iii) does not own or possess the right to use any Intellectual Property Rights or other assets that are material to the business of the Company and its subsidiaries, taken as a whole. For purposes of this Agreement, the terms “subsidiary” and “subsidiaries” of any person means any corporation, partnership, joint venture, limited liability company, association or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture, limited liability company, association or other legal entity.

2.4 Authorization. Other than the completion of the Information Statement Process, the filing of the Certificate of Designations and the Certificate of Amendment with the Secretary of State of the State of Delaware and filings required under federal and state securities laws, all corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution and delivery by the Company of this Agreement and the Warrants, the performance of all obligations of the Company hereunder and thereunder, and the authorization, sale, issuance and delivery of the Series B Preferred Stock and Warrants being sold hereunder, the Conversion Shares issuable upon conversion of the Series B Preferred Stock and the Warrant Shares issuable upon exercise of the Warrants has been taken or will be taken prior to the Closing or, in respect of the Series B Preferred Stock, Warrants, Conversion Shares and Warrant Shares to be issued or issuable at the Subsequent Closing, the Subsequent Closing. This Agreement and, when executed, the Warrants, constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

2.5 Valid Issuance of Preferred Stock. Other than the completion of the Information Statement Process, the filing of the Certificate of Designations and the Certificate of Amendment with the Secretary of State of the State of Delaware, (A) the Series B Preferred Stock that is being purchased by the Investors hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer, other than restrictions on transfer (a) under this Agreement and the Investor Rights Agreement, if applicable, (b) under applicable state and federal securities laws and (c) otherwise imposed as a result of actions taken by the Investors; and (B) the Conversion Shares and Warrant Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Restated Certificate of Incorporation of the Company, as amended by the Certificate of Amendment, will be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer, other than restrictions on transfer (a) under this Agreement and the Investor Rights Agreement, if applicable, (b) under applicable state and federal securities laws and (c) otherwise imposed as a result of actions taken by the Investors.

2.6 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for (i) such consents, approvals, orders, authorizations, registrations, qualifications, designations, declarations or filings which are not required to be obtained prior to the Closing and such consents, approvals, orders, authorizations, registrations, qualifications, designations, declarations or filings which are not required to be obtained prior to the Subsequent Closing, (ii) the filing of the Certificate of Designations and the Certificate of Amendment with the Secretary of State of the State of Delaware, and (iii) such filings as are required pursuant to applicable federal and state securities laws and blue sky laws, which filings will be effected within the required statutory period.

2.7 Offering. Subject in part to the truth and accuracy of each Investor’s representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the Series B Preferred Stock, the Warrants, the Conversion Shares and the Warrant Shares as contemplated by this Agreement are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), and the qualification or registration requirements of applicable state blue sky laws, as such registration requirements and laws currently exist. Neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

2.8 Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company that questions the validity of this Agreement or the Warrants, or the right of the Company to enter into such agreements or to consummate the transactions contemplated hereby, or that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect or in any change in the current equity ownership of the Company. Neither the Company nor any Operating Subsidiary is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

2.9 Intellectual Property. Except as would not have a Material Adverse Effect:

(a) To its knowledge, the Company and each Operating Subsidiary owns sufficient right, title and interest in and to, or has sufficient right to use pursuant to a valid license, option, assignment or agreement, all of the Intellectual Property Rights (as defined below) used by them and which the Company believes are necessary for the operation of the business of the Company and each Operating Subsidiary as presently conducted, and the lack of which would conflict with or infringe the rights of any third party, except for such items as have yet to be conceived or developed or that are expected to be available for licensing on reasonable terms. The Company and each Operating Subsidiary has taken reasonable actions to maintain and protect the confidentiality of Intellectual Property Rights consisting of trade secrets that it owns. The Intellectual Property Rights that the Company or any Operating Subsidiary owns, consisting of patents, copyrights, trademarks, service marks and trade names, do not, to the Company’s knowledge, conflict with or infringe upon the rights of third parties, except for such items as have yet to be conceived or developed or that are expected to be available for licensing on reasonable terms. Since January 1, 2009, there have been no written claims made against the Company or any subsidiary asserting the invalidity, misuse or unenforceability of any Intellectual Property Rights that the Company or any subsidiary owns and, to the Company’s knowledge, there are no valid grounds for the same. Since January 1, 2009, neither the Company nor any subsidiary has received any communications alleging that the Company or any subsidiary has violated, infringed or misappropriated any Intellectual Property Rights of any other person or entity. To the Company’s knowledge, neither the Company nor any subsidiary is violating, infringing or misappropriating the Intellectual Property Rights of any other person or entity. Since January 1, 2009, to the Company’s knowledge, no third party has interfered with, infringed upon, violated, misappropriated, or otherwise come into conflict with any of the Company’s or any of its Operating Subsidiary’s Intellectual Property Rights, or of any right of any third party (to the extent licensed by or through the Company or its Operating Subsidiaries), or breached any license or agreement involving Intellectual Property Rights. Except as set forth on the Disclosure Letter, the Company has not brought any action, suit or proceeding or asserted any claim against any person or entity related to the foregoing. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would prevent the employee from assigning his/her inventions to the Company.

(b) Neither the execution nor delivery of this Agreement or the Warrants, nor the carrying on of the Company’s business by the employees of the Company, nor the employment of any employee of the Company, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated, including but not limited to, any employment contract, patent disclosure agreement, confidentiality agreement or any other contract or agreement relating to the relationship of any such employee with the Company.

(c) For purposes of this Agreement, “Intellectual Property Rights” means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade names, logos and corporate names and registrations and applications for registration thereof, (iii) copyrights (registered and unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, databases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information) and (vii) other intellectual property rights. As used in this Agreement, the phrases “to the Company’s knowledge” and “the Company is not aware” or any similar expression or phrase refers to the actual knowledge of the executive officers of the Company (and does not include any constructive or imputed notice of any information).

2.10 Compliance with Other Instruments. The Company is not in violation of any provision of its certificate of incorporation or Bylaws. Neither the Company nor any of its subsidiaries is in violation of any instrument, judgment, order, writ, decree or contract, statute, rule or regulation to which the Company or any subsidiary is subject and a violation of which would reasonably be expected to result in a Material Adverse Effect. The execution, delivery and performance of this Agreement and the Warrants, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation, or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or any subsidiary or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to the Company or any subsidiary, their business or operations or any of their assets or properties, other than conflicts, defaults or other results which would not reasonably be expected to result in a Material Adverse Effect.

2.11 Agreements; Action.

(a) Except for agreements explicitly contemplated hereby, there are no agreements, written or oral, between the Company and any subsidiary and any of their officers, directors or affiliates.

(b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company or any subsidiary is a party or by which any of them is bound that may involve the license of any Intellectual Property Rights or other proprietary right to or from the Company (other than licenses entered into in the ordinary course of business).

(c) There are no agreements, commitments, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company or any subsidiary is a party or by which they are bound that may involve (i) obligations (contingent or otherwise), or payments to the Company or any subsidiary, in excess of $250,000, other than obligations of, or payments to, the Company or any subsidiary arising from agreements entered into in the ordinary course of business, or (ii) provisions materially restricting the development, manufacture or distribution of the Company’s products or services (collectively, “Material Contracts”). The Material Contracts are valid and in full force and effect as to the Company and any Operating Subsidiary, and, to the Company’s knowledge, to the other parties thereto.

(d) With the exception of (i) indebtedness of the Company and its subsidiaries under that certain Credit Agreement dated as of January 10, 2008, as amended from time to time (the “Second Lien Credit Agreement”) by and among the Company, Clearlake Capital Group, LP, as Administrative Agent and Collateral Agent and the Lenders party thereto, and (ii) the indebtedness of the Company and its subsidiaries under that certain Credit Agreement dated as of January 10, 2008, as amended from time to time (the “First Lien Credit Agreement”) by and among the Company, Churchill Financial LLC, as Administrative Agent and Ableco Finance LLC, as Collateral Agent (the First Lien Credit Agreement and the Second Lien Credit Agreement, collectively, the “Debt Financings”), neither the Company nor any subsidiary has outstanding any indebtedness for money borrowed (which, for clarity, the parties agree does not include accounts payables or other trade payables, capital leases or accrued expenses) in excess of $250,000 or, in the case of indebtedness for money borrowed individually less than $250,000, in excess of $5,000,000 in the aggregate, other than liabilities incurred in the ordinary course of business.

(e) For the purposes of subsections (a) and (b) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

2.12 Related Party Transactions. Since the filing of the last SEC Report (as defined below), there have been no related party transactions that would be required to be disclosed in the SEC Reports pursuant to Item 404(a) of the SEC’s Regulation S-K that have not been so disclosed in the SEC Reports.

2.13 SEC Filings; Financial Statements.

(a) Except for its Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, the Company has timely filed all reports and proxy statements (including all information incorporated therein, amendments and supplements thereto) required to be filed by the Company with the Securities and Exchange Commission (the “SEC”) since January 1, 2009 (all reports filed by the Company under the Securities Exchange Act of 1934, and the applicable rules and regulations promulgated thereunder since January 1, 2009, including any amendments thereto, collectively, the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Exchange Act of 1934, and the applicable rules and regulations promulgated thereunder. As of the time of filing with the SEC, none of the SEC Reports so filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements of the Company (including any related notes thereto) included in the SEC Reports (the “Year-End Statements”) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and its subsidiaries for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the SEC Reports (together with the Year-End Statements, the “Financial Statements”) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at of the respective dates thereof and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and its subsidiaries for the periods indicated (subject to normal and recurring period-end adjustments that have not been and are not expected to be material to the Company and its subsidiaries taken as a whole).

(c) To the Company’s knowledge, except as set forth in the Financial Statements or the Disclosure Letter, the Company has no material liabilities, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to June 30, 2009 and (b) liabilities or obligations under contracts and commitments incurred in the ordinary course of business or otherwise not required under generally accepted accounting principles to be reflected in the Financial Statements. Except as disclosed in the Financial Statements, neither the Company nor any subsidiary is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation, other than the Company or any subsidiary. The Company maintains a system of accounting established and administered in accordance with generally accepted accounting principles.

2.14 Changes. Since June 30, 2009, except as would not reasonably be expected to have a Material Adverse Effect and except as contemplated by the transactions associated with the Operative Agreements and the Debt Financings, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company and its subsidiaries, taken as a whole, from that reflected in the Financial Statements, except changes in the ordinary course of business;

(b) any material change or amendment to a material contract or arrangement by which the Company or any of its assets or properties is bound or subject;

(c) any sale, assignment, pledge, grant of security interest or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(d) any resignation or termination of employment of any key employee of the Company and its Operating Subsidiaries;

(e) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company or any subsidiary, with respect to any of its material properties or assets, except liens for taxes not yet due or payable; or

(f) any agreement or commitment by the Company or any subsidiary to do any of the things described in this Section 2.14.

2.15 Tax Returns, Payments and Elections. The Company has timely filed all tax returns (federal, state and local) required to be filed by it, which tax returns are true and correct in all material respects. The Company has paid all taxes and other assessments due, if any, except those contested by it in good faith that are listed in the Disclosure Letter. Except as set forth in the Disclosure Letter, none of the Company’s federal income tax returns and none of its state income or franchise tax or sales or use tax returns has ever been audited by governmental authorities and, as of the date hereof, to the Company’s knowledge, there is no such audit pending or threatened. Since June 30, 2009, the Company has not incurred any taxes, assessments or governmental charges other than in the ordinary course of business and the Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. Except as would not constitute a Material Adverse Effect, the Company has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

2.16 Permits. The Company and its Operating Subsidiaries have all franchises, permits, licenses and any similar authority necessary for the conduct of their respective businesses as now being conducted by them, the lack of which would result in a Material Adverse Effect. Neither the Company nor any Operating Subsidiary is in default in any material respect under any of such franchises, permits, licenses or other similar authority. To the Company’s knowledge, neither the Company nor any Operating Subsidiary has received notification of proceedings relating to revocation or modification of any such franchises, permits, licenses or other similar authority.

2.17 Environmental and Safety Laws. To the Company’s knowledge, the Company and its subsidiaries are in compliance in all material respects with all applicable statutes, laws and regulations relating to the environment or occupational health and safety and, to the Company’s knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. Neither the Company nor any subsidiary has received any written communication from a governmental authority with respect to any material violation of such statutes, laws or regulations.

2.18 Disclosure. Neither this Agreement (including all the exhibits and schedules hereto) nor any certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.

2.19 Title to Property and Assets. The property and assets that the Company or any subsidiary owns are owned by the Company or that subsidiary free and clear of all mortgages, liens, loans and encumbrances, except (i) for statutory liens for the payment of current taxes that are not yet delinquent, (ii) for liens, encumbrances and security interests that arise in the ordinary course of business and that do not secure indebtedness for borrowed money (which, for clarity, the parties agree does not include accounts payables or other trade payables, capital leases or accrued expenses) or guarantees thereof, (iii) defects in title, none of which, individually or in the aggregate, materially impair the Company’s or the subsidiary’s ownership or use of such property or assets, and (iv) liens created in connection with the Debt Financings. With respect to the property and assets the Company or any subsidiary leases, the Company or the subsidiary, as applicable, is in compliance with such leases except where the failure to be in compliance would not constitute a Material Adverse Effect and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances, subject to clauses (i), (ii) and (iii).

2.20 Employee Benefit Plans. The Company does not have or contribute to any “employee benefit plan” as such term is defined in the Employee Retirement Income Security Act of 1974 (“ERISA”) that is subject to Title IV of ERISA or the funding requirements of Section 412 of the Internal Revenue Code of 1986, as amended.

2.21 Labor Agreements and Actions. Neither the Company nor any subsidiary is bound by or subject to any contract, commitment or arrangement with any labor union. Except as disclosed in the SEC Reports, neither the Company nor any subsidiary is a party to or bound by any currently effective material employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement. To the Company’s knowledge, the Company and each subsidiary has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment.

2.22 Insurance. The Company and its subsidiaries maintain insurance coverage of a type and amount customary for entities of similar size engaged in similar lines of business. All of the insurance policies covering the Company and its subsidiaries are in full force and effect. There are no claims in excess of $100,000 in the aggregate pending against the Company under any insurance policies currently in effect, or by the Company against any of its insurance carriers and covering the property, business or employees of the Company, and all premiums due and payable with respect to the policies maintained by the Company have been paid.

2.23 Fees. Except as set forth in the Disclosure Letter, the Company has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

3. Representations and Warranties of the Investors. Each Investor severally and not jointly hereby represents, warrants and covenants that:

3.1 Authorization. Such Investor has full power and authority to enter into this Agreement and the Warrants to which it is a party, and each such agreement executed and delivered by such Investor constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (c) to the extent the indemnification provisions contained in the Second Amended and Restated Investor Rights Agreement may be limited by applicable federal or state securities laws.

3.2 Purchase Entirely for Own Account. This Agreement is made with such Investor in reliance upon such Investor’s representation to the Company, which by such Investor’s execution of this Agreement such Investor hereby confirms, that the Series B Preferred Stock and Warrants to be received by such Investor and the Conversion Shares and Warrant Shares issuable upon conversion or exercise thereof (collectively, the “Securities”) will be acquired for investment for such Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in or otherwise distributing the same. By executing this Agreement, such Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

3.3 Disclosure of Information. Such Investor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Series B Preferred Stock. Such Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investors to rely thereon.

3.4 Investment Experience. Such Investor is an investor in public companies with relatively low market capitalizations and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. If other than an individual, such Investor also represents it has not been organized for the purpose of acquiring the Securities.

3.5 Accredited Investor. Such Investor is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

3.6 Restricted Securities. Such Investor understands that the Securities it is purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Securities may be resold without registration under the Act only in certain limited circumstances. In the absence of an effective registration statement covering the Securities or an available exemption from registration under the Act, the Securities must be held indefinitely. In this connection, such Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act, including without limitation the Rule 144 condition that current information about the Company be available to the public.

3.7 Further Limitations on Disposition. Without in any way limiting the representations set forth above, such Investor further agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 3 and the Investor Rights Agreement, provided and to the extent that this Section 3 and the Investor Rights Agreement are then applicable, and:

(a) There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b) (i) Such Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if requested by the Company, such Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company that such disposition will not require registration of such Securities under the Act.

Notwithstanding the provisions of subsections (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by an Investor to any affiliated venture capital fund or investment fund, or by an Investor that is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession of any partner to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or his or her spouse, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if he or she were an original Investor hereunder.

3.8 Legends. It is understood that the certificates evidencing the Securities may bear one or all of the following legends:

(a) “THESE SECURITIES HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS, COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, (B) THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (C) THE COMPANY OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.”

(b) Any legend required by applicable laws.

3.9 Tax Advisors. Such Investor has reviewed with such Investor’s own tax advisors the federal, state and local tax consequences of this investment, where applicable, and the transactions contemplated by this Agreement. Each such Investor is relying solely on such advisors and not on any statements or representations of the Company or any of its agents and understands that each such Investor (and not the Company) shall be responsible for such Investor’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

3.10 Legal Advisors. Such Investor acknowledges that such Investor has had the opportunity to review this Agreement, the exhibits and the schedules attached hereto and the transactions contemplated by this Agreement and the Disclosure Letter with such Investor’s own legal counsel. Each such Investor is relying solely on such Investor’s legal counsel and, except with respect to the opinions to be delivered to the Investors pursuant to Sections 5.4 and 8.4 hereof, not on any statements or representations of the Company or any of the Company’s agents, including Stradling Yocca Carlson & Rauth PC, for legal advice with respect to this investment or the transactions contemplated by this Agreement.

4. Conditions of Investors’ and Company’s Obligations at the Closing. The obligations of each Investor and the Company under Section 1.1(c) of this Agreement are subject to the satisfaction or, where permitted by law, waiver on or before the Closing of each of the following conditions:

4.1 No Prohibition. No law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any United States or state court or any governmental entity which prohibits, restrains or enjoins the consummation of the transactions contemplated hereunder.

4.2 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Series B Preferred Stock and the Warrants in the Closing pursuant to this Agreement shall have been duly obtained and shall be effective as of the Closing, other than such authorizations, approvals or permits or other filings which may be timely made after the Closing or which, if not obtained, would not materially adversely affect the Company upon consummation of the Closing.

4.3 Certificate of Designations. The Certificate of Designations shall have been filed with the Secretary of State of the State of Delaware.

4.4 Fairness Opinion. The Company shall have received a fairness opinion in form and substance satisfactory to the Investors, stating, among other things, that the issuance of the Series B Preferred Stock and the Warrants and the consummation of the Rights Offering is fair from a financial perspective to the stockholders of the Company.

5. Additional Conditions of Investors’ Obligations at the Closing. The obligations of each Investor under Section 1.1(c) of this Agreement are also subject to the satisfaction or, where permitted by law, waiver on or before the Closing of each of the following conditions:

5.1 Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties, other than any qualifiers contained in any representation or warranty requiring disclosure in the Disclosure Letter of a list of items qualified as to materiality) as of the Closing as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date), except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

5.2 Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

5.3 Compliance Certificate. The President of the Company shall deliver to each Investor at the Closing a certificate in the form attached hereto as Exhibit B stating that the conditions specified in Sections 5.1 and 5.2 have been fulfilled.

5.4 Opinion of Company Counsel. Each Investor shall have received from Stradling Yocca Carlson & Rauth PC, counsel for the Company, an opinion, dated as of the Closing, substantially in the form attached hereto as Exhibit C.

5.5 Secretary’s Certificate. Investors shall have received from the Company’s Secretary a certificate in form and substance reasonably satisfactory to the Investors having attached thereto (a) the Company’s Certificate of Incorporation as in effect at the time of the Closing, (b) the Company’s Bylaws as in effect at the time of the Closing, and (c) resolutions approved by the Company’s board of directors authorizing the transactions contemplated hereby.

5.6 Material Adverse Effect. Since the date of this Agreement, no event shall have occurred which shall have had a Material Adverse Effect.

5.7 Settlement of Investigations. The Company shall have entered into a settlement on terms satisfactory to the Investors in their sole discretion, with all state and federal regulatory authorities of any currently on-going investigations of the Company and its subsidiaries, and such settlement shall be in full force and effect.

5.8 Amendments to Debt Financings. The Company shall have entered into an amendment to each of the First Lien Credit Agreement and the Second Lien Credit Agreement, in each case, in form and substance satisfactory to the Investors in their sole discretion, and all conditions precedent contemplated by such amendments shall have been satisfied, unless the failure to satisfy any such condition precedent is due to any act or failure to act by the Investors.

6. Additional Conditions of the Company’s Obligations at the Closing. The obligations of the Company under Sections 1.1(c) of this Agreement are also subject to the satisfaction or, where permitted by law, waiver on or before the Closing of each of the following conditions:

6.1 Representations and Warranties. The representations and warranties of the Investors set forth in this Agreement shall be true and correct in all respects (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties as of the Closing as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date), except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

6.2 Performance. The Investors shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

6.3 Payment of Purchase Price at Closing. The Investors shall have delivered to the Company the aggregate purchase price owed by such Investors for the Series B Preferred Stock being sold hereunder at the Closing.

7. Conditions of Investors’ and Company’s Obligations at the Subsequent Closing. With respect to the Subsequent Closing, the obligations of each Investor and the Company under Section 1.1(d) of this Agreement are subject to the satisfaction or, where permitted by law, waiver on or before the Subsequent Closing of each of the following conditions:

7.1 Closing. The Closing shall have occurred not more than sixty (60) calendar days prior to the Subsequent Closing.

7.2 No Prohibition. No law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any United States or state court or any governmental entity which prohibits, restrains or enjoins the consummation of the transactions contemplated hereunder.

7.3 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Series B Preferred Stock and the Warrants in the Subsequent Closing pursuant to this Agreement or shall have been duly obtained and shall be effective as of the Subsequent Closing, other than such authorizations, approvals or permits or other filings which may be timely made after the Subsequent Closing or which, if not obtained, would not materially adversely affect the Company or the Investors upon consummation of the Subsequent Closing.

8. Additional Conditions of Investors’ Obligations at the Subsequent Closing. The obligations of each Investor under Section 1.1(d) of this Agreement are also subject to the satisfaction or, where permitted by law, waiver on or before the Subsequent Closing of each of the following conditions:

8.1 Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties, other than any qualifiers contained in any representation or warranty requiring disclosure in the Disclosure Letter of a list of items qualified as to materiality) as of the Subsequent Closing as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date), except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

8.2 Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Subsequent Closing.

8.3 Compliance Certificate. The President of the Company shall deliver to each Investor at the Subsequent Closing a certificate in the form attached hereto as Exhibit B stating that the conditions specified in Sections 8.1 and 8.2 have been fulfilled.

8.4 Opinion of Company Counsel. Each Investor shall have received from Stradling Yocca Carlson & Rauth PC, counsel for the Company, an opinion, dated as of the Subsequent Closing, substantially in the form attached hereto as Exhibit C.

8.5 Secretary’s Certificate. Investors shall have received from the Company’s Secretary a certificate in form and substance reasonably satisfactory to the Investors having attached thereto (a) the Company’s Certificate of Incorporation as in effect at the time of the Subsequent Closing, (b) the Company’s Bylaws as in effect at the time of the Subsequent Closing, and (c) resolutions approved by the Company’s board of directors authorizing the transactions contemplated hereby.

8.6 Material Adverse Effect. Since the date of this Agreement, no event shall have occurred which shall have had a Material Adverse Effect.

8.7 Settlement of Investigations. The Company shall have entered into a settlement with all state and federal regulatory authorities of any currently on-going investigations of the Company and its subsidiaries on terms satisfactory to the Investors in their sole discretion, and such settlement shall be in full force and effect.

8.8 Amendments to Debt Financings. The Company shall have entered into an amendment to each of the First Lien Credit Agreement and the Second Lien Credit Agreement, in each case, in form and substance satisfactory to the Investors in their sole discretion, and all conditions precedent contemplated by such amendments shall have been satisfied, unless the failure to satisfy any such condition precedent is due to any act or failure to act by the Investors.

9. Additional Conditions of the Company’s Obligations. The obligations of the Company to the Investors under this Agreement in connection with the Subsequent Closing are subject to the satisfaction or, where permitted by law, waiver on or before the Subsequent Closing of each of the following conditions by that Investor:

9.1 Representations and Warranties. The representations and warranties of the Investors set forth in this Agreement shall be true and correct in all respects (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties as of the Subsequent Closing as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date), except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

9.2 Performance. The Investors shall have performed and complied in all materials respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them before the Subsequent Closing.

9.3 Payment of Purchase Price at Subsequent Closing. The Investors shall have delivered to the Company the aggregate purchase price owed by such Investors for the Series B Preferred Stock being sold hereunder at the Subsequent Closing.

10. Covenants.

10.1 Consent, Information Statement and Certificate of Amendment.

(a) Promptly following the Closing, the Company shall (i) obtain the consent of the holders of a majority of the then-outstanding Series A Preferred Stock to the Certificate of Amendment, which consent shall be in the form attached hereto as Exhibit D-1 (the “Series A Consent”), (ii) obtain the consent of the holders of a majority of the then-outstanding Series B Preferred Stock to the Certificate of Amendment, which consent shall in the form attached hereto as Exhibit D-2 (the “Series B Consent”) and (iii) obtain the consent of the holders of a majority of the then-outstanding Common Stock (on an as-converted-to-Common-Stock basis) to the Certificate of Amendment, which consent shall be in the form attached hereto as Exhibit D-3 (together with the Series A Consent and the Series B Consent, the “Consents”).

(b) Promptly after obtaining the Consents, the Company shall prepare and file with the SEC an information statement in conformance with the rules and regulations under the Exchange Act (the “Information Statement”). The Company shall use reasonable commercial efforts to resolve all SEC comments with respect to the Information Statement as promptly as practicable after receipt thereof and to cause the Information Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC.

(c) The Board of Directors of the Company has approved and, upon the execution and delivery of the Consents, the stockholders constituting the requisite vote will have approved, a Certificate of Amendment to the Restated Certificate of Incorporation of the Company in the form attached hereto as Exhibit A-2 (the “Certificate of Amendment”), which Certificate of Amendment shall be filed with the Secretary of State of the State of Delaware within three (3) business days after completion of the Information Statement Process. For purposes of this Agreement, “Information Statement Process” means the filing of an Information Statement pursuant to Section 14C of the Securities Exchange Act of 1934, as amended, relating to the approval by the Company’s stockholders of the Certificate of Amendment, the mailing of such Information Statement to the stockholders of the Company and the expiration of all related waiting periods pursuant to federal proxy laws and the rules and regulations of the Securities and Exchange Commission. The Investors hereby acknowledge and agree that they cannot convert the Series B Preferred Stock into Common Stock until the authorized share amount of Common Stock has been increased upon the filing of the Certificate of Amendment.

10.2 Alternate Financing Proposals.

(a) The Company shall promptly notify the Investors within 48 hours of the receipt of any Alternate Financing Proposal after the date hereof, which notice shall include the material terms of such Alternate Financing Proposal. If (A) the Company’s Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, in response to an Alternate Financing Proposal, that such proposal is a Superior Proposal, (B) the Company notifies the Investors in writing of the terms of the Superior Proposal and the determinations described in clause (A) above and of its intent to terminate this Agreement, (C) the Company’s Board of Directors takes into account any revised proposal made by the Investors to the Company (a “Revised Investor Proposal”) within three (3) business days after the Investors’ receipt of such notice and again determines in good faith after consultation with its outside legal counsel and independent financial advisors that such Alternate Financing Proposal (as the same may have been modified or amended) remains a Superior Proposal, and (D) the Company’s Board of Directors, if a Revised Investor Proposal has been made, and such Alternate Financing Proposal had been modified or amended prior to the Board’s re-determination referred to in clause (C) above, (x) first, notifies the Investors of the revised terms of such Alternate Financing Proposal; (y) second, establishes a deadline, and notifies the Investors and the person making such Alternate Financing Proposal thereof, to occur not less than three (3) nor more than seven (7) business days after giving such notice, for the submission of final proposals from both the Investors and such person; and (z) within seven (7) business days after such deadline, again determines in good faith after consultation with its outside legal counsel and independent financial advisors that such Alternate Financing Proposal remains a Superior Proposal and notifies the Investors of such determination, the Company or its Board of Directors may terminate this Agreement in order to enter into a definitive agreement with respect to such Superior Proposal.

(b) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Alternate Financing Proposal” means any inquiry, proposal or offer from any Person or group of Persons (other than the Investors) relating to (i) any proposal or offer concerning an alternate financing for the Company’s general and working capital needs or (ii) any proposal or offer concerning an acquisition of all or substantially all of the issued and outstanding capital stock of the Company or an acquisition of all or substantially all the assets of the Company.

(ii) “Superior Proposal” means any Alternate Financing Proposal (x) on terms more favorable to the Company than the transactions contemplated by this Agreement, taking into account all of the terms and conditions of such proposal and this Agreement (including any proposal to amend the terms of the transactions contemplated by this Agreement, the First Lien Credit Agreement or the Second Lien Credit Agreement), and (y) that the Board of Directors of the Company determines in good faith is reasonably capable of being completed, taking into account the identity of the person or persons making the proposal and all financial, regulatory, legal and other aspects of such proposal.

10.3 Further Assurances. Subject to the terms and conditions of this Agreement, each party will use its reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

10.4 Public Statements. Each of the Company and the Investors agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued without the prior written consent of the Company or the Investors, except as such release or announcement may be required by law or the rules or regulations of any applicable securities exchange or regulatory or governmental body to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall use its reasonable commercial efforts to provide the Company or the Investors, as the case may be, reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

10.5 Reservation of Shares. From and after the filing of the Certificate of Amendment, the Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 100% of the number of shares of Common Stock needed to provide for the issuance of the Conversion Shares upon full conversion of all outstanding shares of Series B Preferred Stock and the Warrant Shares upon the full exercise of all outstanding Warrants.

10.6 Rights Offering. Within six months of the Closing, the Company shall offer for purchase (the “Rights Offering”) to each holder of Common Stock and Series A Preferred Stock of the Company shares of Series B Preferred Stock at a per share price equal to the Per Share Price (the “Rights Offering Price”). The number of shares of Series B Preferred Stock offered to each such holder shall be equal to the product obtained by multiplying (A) the aggregate number of shares of Common Stock and Series A Preferred Stock owned or held by such holder (on an as-converted-to-Common-Stock basis) by (B) the quotient obtained by dividing (i) the number of shares of Series B Preferred Stock purchased by the Investors hereunder by (ii) the aggregate number of shares of Series A Preferred Stock (on an as-converted-to-Common-Stock basis) and Common Stock owned or held by the Investors immediately prior to the Closing.

11. Termination.

11.1 Termination. This Agreement may be terminated:

(a) by mutual written consent of the Investors and the Company;

(b) by the Investors or the Company if any court of competent jurisdiction or other governmental entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated hereunder and such order, decree, ruling or other action is or shall have become final and nonappealable;

(c) by either the Investors or the Company if:

(i) the Closing shall not have occurred on or before December 14, 2009; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(c)(i) shall not be available to the party seeking to terminate unless the party seeking to terminate pursuant to this Section 11.1(c)(i) shall not have been the cause of the failure of the Closing to occur on or before such date and such action or failure to perform constitutes a breach of this Agreement; or

(ii) the Subsequent Closing shall not have occurred on or before February 12, 2010; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(c)(ii) shall not be available to the party seeking to terminate unless the party seeking to terminate pursuant to this Section 11.1(c)(ii) shall not have been the cause of the failure of the Subsequent Closing to occur on or before such date and such action or failure to perform constitutes a breach of this Agreement;

(d) by the Company:

(i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Investors such that the conditions set forth in Sections 4, 6, 7 and 9 would not be satisfied and, in either such case, such breach is not cured or curable by (A) in respect of the Closing and the conditions thereto, the date on which all other conditions to consummate the transactions contemplated by this Agreement have been satisfied, and (B) in respect of the Subsequent Closing and the conditions thereto, the date on which all other conditions to consummate the transactions contemplated by this Agreement have been satisfied; or

(ii) in accordance with, and subject to the terms and conditions of, Section 10.3(a); or

(e) by Investors who have agreed to purchase a majority of the Shares of Series B Preferred Stock to be sold in connection with the Closing if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Sections 4, 5, 7 and 8 would not be satisfied and, in either such case, such breach is not cured or curable by (A) in respect of the Closing and the conditions thereto, the date on which all other conditions to consummate the transactions contemplated by this Agreement have been satisfied, and (B) in respect of the Subsequent Closing and the conditions thereto, the date on which all other conditions to consummate the transactions contemplated by this Agreement have been satisfied.

11.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except as provided in Section 10.6, this Section 11.2 and Section 12, which shall survive such termination; provided, however, that nothing herein shall relieve any party from liability for any breach of this Agreement.

12. Miscellaneous.

12.1 Survival. The warranties, representations and covenants of the Company and Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investors or the Company.

12.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any securities). Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

12.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California without regard to principles of conflicts of law.

12.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

12.5 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile or by electronic mail if sent during normal business hours of the recipient, if not, then on the next business day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address as set forth on the signature page hereof or at such other address as such party may designate by ten days’ advance written notice to the other parties hereto.

12.6 Finder’s Fee. Each party represents that, except as set forth in the Disclosure Letter or in this Section 12.6, it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which such Investor or any of its officers, partners, employees or representatives is responsible. The Company agrees to indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

12.7 Expenses; Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the Certificate of Designations or the Warrants, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

12.8 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), (i) prior to the Closing, only with the written consent of the Company and Investors acquiring in the aggregate more than half the shares of Series B Preferred Stock to be sold pursuant hereto, (ii) after the Closing but prior to the Subsequent Closing, only with the written consent of the Company, Investors acquiring in the aggregate more than half of the shares of Series B Preferred Stock to be issued at the Subsequent Closing and the holders of a majority of the Common Stock issuable or issued upon conversion of the Series B Preferred Stock sold at the Closing pursuant to this Agreement and (iii) after the Subsequent Closing, only with the written consent of the Company and the holders of a majority of the Common Stock issuable or issued upon conversion of the Series B Preferred Stock sold pursuant to this Agreement. Any amendment or waiver effected in accordance with this Section 12.8 shall be binding upon each holder of any securities purchased under this Agreement (including securities into which such securities are convertible) at the time outstanding, each future holder of all such Series B Preferred Stock and the Company. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

12.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

12.10 Aggregation of Stock. All shares of the Series B Preferred Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

12.11 Entire Agreement. This Agreement and the documents, schedules and exhibits referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

12.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

PURPLE COMMUNICATIONS, INC.

By:	/s/ Daniel R. Luis
Name:	Daniel R. Luis
Title:	Chief Executive Officer
Address:

Attn.: Chief Executive Officer

With a copy to:

Stradling Yocca Carlson & Rauth PC

660 Newport Center Drive, Suite 1600
Newport Beach, CA 92660

Attn.: Michael E. Flynn, Esq.

Fax No. (949) 725-4100

[SIGNATURE PAGE TO SERIES B PREFERRED STOCK PURCHASE AGREEMENT]

INVESTOR:

CCP A, L.P.

By:	CLEARLAKE CAPITAL PARTNERS, LLC
Its General Partner

By:	CCG Operations, LLC
Its Managing Member

By:	/s/ Behdad Eghbali
Name:	Behdad Eghbali
Title:	Authorized Signatory
Address:	650 Madison Avenue, 26th Floor

New York, NY 10022

Fax No. (212) 610-9121

With a copy to:

Milbank, Tweed, Hadley & McCloy LLP
601 S. Figueroa St., 30th Floor
Los Angeles, CA 90017

Attn.: Melainie K. Mansfield, Esq.

Fax No. (213) 892-4711

[SIGNATURE PAGE TO SERIES B PREFERRED STOCK PURCHASE AGREEMENT]

SCHEDULE A

Schedule of Investors

Part I

Investor	Purchase Price	Shares of Series B Preferred Stock
CCP A, L.P.	$1,999,999.50	1,333,333
Total	$1,999,999.50

Part II

Investor	Purchase Price	Shares of Series B Preferred Stock
CCP A, L.P.	$3,000,000.00	2,000,000
Total	$3,000,000.00

Exhibit A-1

Form of Certificate of Designations

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

SERIES B PREFERRED STOCK

of

PURPLE COMMUNICATIONS, INC.

Pursuant to Sections 103 and 151 of the General Corporation Law

of the State of Delaware

I, the undersigned, Dan Luis, Chief Executive Officer of Purple Communications, Inc., a Delaware corporation (hereinafter called the “Corporation”), pursuant to the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, do hereby make this Certificate of Designations and do hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the Board of Directors duly adopted the following resolutions:

RESOLVED, that, pursuant to Article 4 of the Certificate of Incorporation (which authorizes an aggregate of 11,671,180 shares of preferred stock, $0.01 par value (“Preferred Stock”)), the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock.

RESOLVED, that each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

13. Number and Designation. 3,333,333 shares of the Preferred Stock of the Corporation shall be designated as Series B Preferred Stock (the “Series B Preferred Stock”).

14. Rights, Preferences and Restrictions of Series B Preferred Stock.

14.1 Dividend Provisions.

(a) Dividend Amount.

(i) Cumulative Dividends. Each outstanding share of Series B Preferred Stock shall accrue cash dividends commencing on the date such share of Series B Preferred Stock is first issued (as to each such share, the “Series B Issue Date”). The holders of shares of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets legally available therefor, cumulative cash dividends (the “Cumulative Dividend”) at the rate of:

(x) for each share of Series B Preferred Stock issued prior to the Dividend Reduction Date, (I) 12% of the face amount per annum, compounded quarterly from and including the Series B Issue Date to but excluding the Dividend Reduction Date and (II) 8% of the face amount per annum, compounded quarterly from and including the Dividend Reduction Date; and

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(y) for each share of Series B Preferred Stock issued on or after the Dividend Reduction Date, 8% of the face amount per annum, compounded quarterly from and including the Series B Issue Date.

(ii) Participation as to Dividends. To the extent dividends are paid by the Corporation on shares of Common Stock (in anything other than additional shares of Common Stock for which a corresponding adjustment is made to the Series B Preferred Stock Conversion Price hereunder), holders of outstanding shares of Series B Preferred Stock shall also be entitled to receive, during each fiscal year, an amount (if greater than zero) equal to (x) dividends payable on shares of Common Stock, if any, during such fiscal year (as if such shares of Series B Preferred Stock had been converted into Common Stock on the record date for such Common Stock dividend) minus (y) the amount of Cumulative Dividends that have been paid or have accrued during such fiscal year pursuant to Section B.1.(a)(i) of this Article IV.

(b) Priority. Cumulative Dividends shall be paid prior and in preference to any declaration or payment of any dividend (other than a dividend paid only in additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, but after and junior to any declaration or payment of any dividend on the Series A Preferred Stock of the Corporation, except as permitted by this Section 1(b). Any dividends paid on the Series B Preferred Stock shall be paid ratably among the holders of Series B Preferred Stock outstanding as of the applicable record date.

(c) Definitions. Unless the context otherwise requires, the terms defined in this Section (1)(c) of Article IV.B. shall have, for all purposes of this Amended and Restated Certificate of Incorporation, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural):

“Closing Price” shall mean, with respect to the Corporation’s Common Stock on any date, the closing price on such date as reported on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) or the principal U.S. securities exchange on which the Corporation’s Common Stock is then listed, or, if the Corporation’s Common Stock is not quoted on NASDAQ and is not listed on a U.S. securities exchange, as reported on the principal other market on which the Corporation’s Common Stock is then traded. In the absence of such quotations, the Closing Price shall be deemed to be zero.

“Dividend Reduction Date” shall mean the first day after the date that is one (1) year following the date this Certificate of Designations is filed with the Secretary of State of the State of Delaware upon which the average Closing Price of the Corporation’s Common Stock over the Trading Days within the 90-day period immediately preceding such date is $15.00 or more per share (as adjusted for subsequent stock dividends, splits, combinations or similar events).

“Trading Day” shall mean (x) if the Corporation’s Common Stock is quoted on NASDAQ, a day on which trades may be made thereon, (y) if the Corporation’s Common Stock is listed or admitted for trading on another U.S. securities exchange, a day on which such other U.S. securities exchange is open for business or (z) if the Corporation’s Common Stock is not quoted on NASDAQ and is not listed or admitted for trading on another U.S. securities exchange, a weekday on which commercial banks are open for business in the State of New York.

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14.2 Liquidation.

(a) Series B Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation (“Liquidation”), whether voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to receive for each outstanding share of Series B Preferred Stock, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership thereof, but after and junior to any distribution of any of the assets of the Corporation to the holders of the Series A Preferred Stock by reason of their ownership thereof, an amount per share equal to $1.50 (as adjusted for subsequent stock dividends, splits, combinations or similar events with respect to the Series B Preferred Stock) (“Series B Issue Price”), plus an amount equal to all accrued but unpaid Cumulative Dividends and any other accrued but unpaid dividends on such share payable hereunder (the “Series B Liquidation Amount”). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts aforesaid, then, all of the assets available for distribution to holders of the Series B Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the number of shares of Series B Preferred Stock held by such holders. Upon payment of the full preferential amounts set forth above in respect of a share of Series B Preferred Stock, such share of Series B Preferred Stock shall be immediately surrendered and canceled without any further action on the part of the Corporation or the holder thereof.

(b) Remaining Assets. Upon the completion of the distribution required by subparagraph (a) of this Section 2, in the event of a Liquidation, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

(c) Deemed Liquidation.

(i) For purposes of this Section 2, a Liquidation shall be deemed to be occasioned by, or to include, the following (each of the following, as so qualified, a “Liquidation Event”), unless the holders of a majority of the then outstanding shares of Series B Preferred Stock and the Corporation consent in writing that such event or transaction or series of transactions shall not be deemed a Liquidation:

(A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding (x) any merger effected exclusively for the purpose of changing the domicile of the Corporation and (y) any transaction or series of transactions in which the beneficial owners (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the stock of the Corporation having the right to vote for the election of members of the Corporation’s board of directors immediately prior to the consummation of such transaction or transactions are the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the stock of the successor entity having the right to vote for the election of members of such successor entity’s board of directors immediately after the consummation of such transaction or transactions);

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(B) a sale of all or substantially all of the assets of the Corporation and its subsidiaries; or

(C) a Change of Control of the Corporation.

As used herein, “Change of Control of the Corporation” means (1) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) after the first date on which any shares of Series B Preferred Stock were issued (the “Initial Series B Issue Date”), directly or indirectly, of more than 50% of the then outstanding voting power of the capital stock of the Corporation or (2) any “person” or two or more “persons” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Corporation or control of more than 50% of the then outstanding voting power of the capital stock of the Corporation.

(ii) In any Liquidation Event, if the consideration received by the Corporation is other than cash or securities, its value will be deemed its fair market value, as determined in good faith by the Board. The fair market value of any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1) If traded on a national securities exchange, the value shall be deemed to be the average of the Closing Prices of the securities on such exchange or market over the thirty (30)-Trading Day period ending three (3) days prior to the closing;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30)-Trading Day period ending three (3) days prior to the closing; and

(3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined in good faith by the Board and the holders of at least a majority of the shares of the Series B Preferred Stock then outstanding or, if such parties cannot agree on such value, within five (5) business days from the date that either party determines that the fair market value cannot be agreed upon, a national (or otherwise well-recognized) investment banking firm with expertise in valuation.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A)(1), (2) or (3) to reflect the approximate fair market value thereof, in each case, as determined by a national (or otherwise well-recognized) investment banking firm with expertise in valuation.

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(iii) The Corporation shall give each holder of record of Series B Preferred Stock written notice of such impending transaction not later than the earlier of (A) fourteen (14) days prior to the stockholders’ meeting called to approve such transaction, or (B) fourteen (14) days prior to the closing of such transaction, and shall also promptly notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give holders of Series B Preferred Stock prompt notice of any material modifications of such terms and conditions of such impending transaction. The transaction shall in no event take place sooner than fourteen (14) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened or waived with the written consent of the holders of a majority of the shares of Series B Preferred Stock then outstanding.

14.3 Redemption.

(a) If any holder of shares of Series B Preferred Stock shall elect at any time after January 10, 2016 that the Corporation shall redeem (to the extent it may lawfully do so) the number of shares of Series B Preferred Stock held by such holder that is specified in a request for redemption delivered to the Corporation by the holder (accompanied by the certificates representing the shares of Series B Preferred Stock to be so redeemed), the Corporation shall promptly honor such request for redemption (to the extent of lawfully available funds therefor), by paying in cash on the Redemption Date an amount equal to the Series B Redemption Price.

(b) The Corporation may at any time (to the extent it may lawfully do so and to the extent it is permitted to do so by the terms of its outstanding debt and equity securities), but no earlier than January 10, 2016, at the option of the Board of Directors, redeem (to the extent there are lawfully available funds therefor) in whole or in part the Series B Preferred Stock by paying in cash therefor an amount equal to the Series B Redemption Price on the Redemption Date. The terms of any redemption pursuant to this Section 3(b) shall be specified in the Corporation Redemption Notice (as defined below). Any redemption effected pursuant to this Section 3(b) shall be made on a pro rata basis among the holders of the Series B Preferred Stock in proportion to the number of shares of Series B Preferred Stock then held by them.

(c) As used herein, the term “Redemption Date” shall refer to (i) in the case of redemption pursuant to Section 3(a) of this Article IV.B., the date that is designated by the Corporation in the Redemption Notice (as defined below) and which shall not be more than 25 days after the Corporation’s receipt of a request for redemption, and (ii) in the case of a redemption pursuant to Section 3(b) of this Article IV.B., the date designated by the Corporation in the Corporation Redemption Notice (as defined below) upon which a redemption is to be effected. As used herein, the term “Series B Redemption Price” shall have the same meaning as Series B Liquidation Amount.

(d) Upon receipt of a request for redemption pursuant to Section 3(a) of this Article IV.B. (the “Exercise Notice”) within ten (10) days of the receipt of the Exercise Notice, the Corporation shall give written notice to each holder of record of the Series B Preferred Stock (as of the close of business on the business day next preceding the day on which notice is given), at the address last shown on the records of the Corporation for such holder, notifying such holder of the receipt of the Exercise Notice, the Redemption Date, the Series B Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be

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redeemed (the “Redemption Notice”). Each holder of the Series B Preferred Stock shall have the right to participate in the redemption described in the Redemption Notice by delivering to the Corporation, within ten (10) days of his receipt of the Redemption Notice, a written request to participate in such redemption, which request shall specify the number of shares of Series B Preferred Stock such holder is requesting that the Corporation redeem. In the event that multiple holders request such redemption and the Corporation does not have sufficient funds lawfully available to accommodate all such requests, such redemption shall be made on a pro rata basis among the holders of the Series B Preferred Stock requesting redemption in proportion to the number of shares of Series B Preferred Stock specified in each such holder’s request for redemption.

(e) In the case of a redemption pursuant to Section 3(b) of this Article IV.B., the Corporation shall give written notice to each holder of record (as of the close of business on the business day next preceding the day on which notice is given), at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date (which may be the date of the notice if payment of the Redemption Price is made on such date), the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the “Corporation Redemption Notice”). If the funds of the Corporation legally available for redemption of shares of Series B Preferred Stock on a Redemption Date triggered pursuant to Section 3(b) of this Article IV.B. are insufficient to redeem the total number of shares of Series B Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series B Preferred Stock. The shares of Series B Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series B Preferred Stock such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any such Redemption Date but which it has not redeemed.

(f) On or prior to a Redemption Date, each holder of shares of Series B Preferred Stock to be redeemed on such date shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice or the Corporation Redemption Notice, as applicable, and thereupon the Series B Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(g) From and after payment of the Series B Redemption Price, all rights of the holders of the shares of Series B Preferred Stock so redeemed, as holders of such shares of Series B Preferred Stock, shall cease with respect to such redeemed shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

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14.4 Conversion. The holders of the Series B Preferred Stock shall have the following conversion rights:

(a) Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series B Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (1) the Series B Issue Price plus the amount of all accrued and unpaid Cumulative Dividends and any other accrued but unpaid dividends on such Series B Preferred Stock by (2) the Conversion Price at the time in effect for the Series B Preferred Stock. The “Conversion Price” per share for shares of Series B Preferred Stock shall initially be equal to $0.15 (as adjusted pursuant to Section 4(b) of this Article IV.B. below).

(b) Adjustments to the Conversion Price. The Conversion Price of the Series B Preferred Stock shall be subject to adjustment from time to time as follows:

(i)(A) Subject to Section 4(b)(v) of this Article IV.B. below, if this Corporation shall issue, after the Initial Series B Issue Date, any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series B Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price equal to the consideration per share received by this Corporation for such issuance.

(B) Except to the limited extent provided for in subsections (E) of this Section below, no adjustment of such Conversion Price pursuant to this subsection 4(b)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof determined in accordance with Section 2(c)(ii) of this Article IV.B.

(E) In the case of the issuance (whether before, on or after the Initial Series B Issue Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration determined in the manner provided in subsections 4(b)(i)(C) and 4(b)(i)(D) of this Subsection (B), if any, received by this Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (taking into account potential antidilution adjustments) for the Common Stock covered thereby; provided, however, that, upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities prior to the conversion, exchange, or exercise thereof, the Conversion Price of the Series B Preferred Stock, to the extent adjusted only as a result of the issuance of such options, rights or securities or options or rights related to such securities, shall revert to the Conversion Price in effect prior to such issuance of such options, rights or securities or options or rights related to such securities.

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(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(b)(i)(E) of this Subsection B) by this Corporation after the Initial Series B Issue Date other than:

(A) shares of Common Stock issued pursuant to a transaction described in subsection 4(b)(iii) of this Subsection B;

(B) shares of Common Stock issuable or issued to employees, consultants or directors of this Corporation pursuant to a stock option plan or restricted stock plan approved by the Board;

(C) shares of Common Stock issued or issuable in a bona fide, underwritten public offering of shares of Common Stock;

(D) shares of Common Stock issued or issuable upon conversion of Series B Preferred Stock or as dividends or distributions on the Series B Preferred Stock, or upon exercise of options or warrants or conversion of any other convertible securities outstanding as of the Initial Series B Issue Date;

(E) shares of Common Stock issued in connection with a bona fide business acquisition of or by this Corporation that is approved by the Board, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise;

(F) shares of Common Stock issued or issuable upon exercise of warrants or other securities or rights pursuant to equipment lease financings or bank credit arrangements approved by the Board and not undertaken for the primary purpose of raising equity capital; or

(G) shares of Common Stock issued or issuable upon exercise of warrants or other securities or rights to persons or entities with which this Corporation has business relationships or corporate partnering arrangements, including without limitation, the acquisition of technology, and provided that such issuances are approved by the Board and not undertaken for the primary purpose of raising equity capital.

(iii) In the event this Corporation should at any time or from time to time after the Initial Series B Issue Date, fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series B Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

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(iv) If the number of shares of Common Stock outstanding at any time after the Initial Series B Issue Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series B Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(v) No adjustment in the number of shares into which the Preferred Stock is convertible shall be made, by adjustment of the applicable Conversion Price or otherwise, if, prior to such issuance, this Corporation receives written notice from the holders of at least two-thirds of the then outstanding shares of Series B Preferred Stock that would otherwise be entitled to such adjustment agreeing that no such adjustment shall be made to the Conversion Price in connection with such issuance.

(c) Mechanics of Conversion. Before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates representing such holder’s shares of Series B Preferred Stock, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates representing shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Series B Preferred Stock, or to the nominee or nominees of any such holder, a certificate or certificates representing the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with a Liquidation Event, the conversion may, at the option of the holder tendering Series B Preferred Stock for conversion, be contingent upon, and be deemed to have occurred immediately prior to, the closing of such Liquidation Event.

(d) No Fractional Shares. No fractional shares shall be issued upon conversion of the Series B Preferred Stock. In lieu of issuing any fractional shares to which such stockholder is entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair value of the Common Stock (as determined by the Board) on the date of conversion. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock held by the holder at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(e) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of shares of the Series B Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then

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outstanding shares of the Series B Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series B Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes. Notwithstanding anything contained herein to the contrary, until such time as the authorized but unissued shares of Common Stock are sufficient to permit the full conversion of the outstanding Series A Preferred Stock and Series B Preferred Stock, the Series B Preferred Stock shall not be convertible into shares of Common Stock to the extent that there are not sufficient shares to permit such conversion.

(f) Automatic Conversion.

(i) After completion of an underwritten public offering of the Corporation’s Common Stock yielding proceeds of at least $50,000,000 before deducting underwriters’ commissions and discounts and offering expenses, on the first day that the average Closing Price of the Corporation’s Common Stock over the Trading Days within the 90-day period immediately preceding such date is $15.00 or more per share (as adjusted for subsequent stock dividends, splits, combinations or similar events), each share of Series B Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (1) the Series B Issue Price plus the amount of all accrued and unpaid Cumulative Dividends and any other accrued but unpaid dividends on such Series B Preferred Stock by (2) the Conversion Price at the time in effect for the Series B Preferred Stock.

(ii) Upon the occurrence of the events specified in subsection (i) in Section 4(f) of this Article IV.B, the outstanding shares of Series B Preferred Stock shall be converted automatically into fully paid and nonassessable shares of Common Stock as set forth above without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series B Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with the loss, theft or destruction of such certificates. Upon the occurrence of such automatic conversion of the Series B Preferred Stock, (x) the Corporation shall notify (the “Automatic Conversion Notice”) each holder of Series B Preferred Stock who is shown to be such a holder on the books of the Corporation as of the time immediately prior to such conversion and (y) the holders of Series B Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series B Preferred Stock, which shall be designated in the Automatic Conversion Notice. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates representing the number of shares of Common Stock into which the shares of Series B Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

14.5 General Voting Rights.

(a) General. Except as otherwise provided herein or required by law, each holder of Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series B Preferred Stock so held could be converted (subject

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to the limitations on conversion contained in Section 5(c) of this Article IV.B.) at the record date for determination of the stockholders entitled to vote, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is first executed and delivered. If the application of Section 5(c) of this Article IV.B. hereof shall cause a limitation in the number of shares of Common Stock otherwise issuable into which the shares of Series B Preferred Stock are then convertible, then the votes associated with the number of shares of Common Stock that can be issued upon conversion shall be proportionately allocated to the shares of Series B Preferred Stock then outstanding. Except as required by law or otherwise set forth herein, all shares of Series B Preferred Stock and all shares of Common Stock shall vote together as a single class on an as-converted basis (subject to the limitations on conversion contained in Section 5(c) of this Article IV.B.). The Series B Preferred Stock shall not be entitled to cumulative voting except as required by law.

(b) No Violation of NASD Rule 4351. Notwithstanding any other provision of this Section 5, in the event that the Corporation determines, after consultation with NASDAQ or any other securities exchange on which the Corporation’s Common Stock is then listed or traded (after full process, including any appeal process available to the Corporation) that the voting provisions set forth in this Section 5 violate or conflict with Rule 4351 of the National Association of Securities Dealers, Inc. (the “NASD”), or any successor or similar rule, or the rules or regulations of any such securities exchange on which the Common Stock is then listed or traded, then the manner of voting and/or number of votes to which each share of Series B Preferred Stock is entitled shall be modified and/or reduced to the extent required to comply with such rule.

(c) Minimum Conversion Price Regarding Voting. Notwithstanding any contrary or inconsistent provision hereof, for the purpose only of determining the number of votes each share of Series B Preferred Stock shall be entitled to vote pursuant to this Section 5, the Conversion Price on the record date for the taking of any vote (or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited) shall not in any case be deemed less than an amount equal to the Closing Price of the Common Stock on the Initial Series B Issue Date (as adjusted to reflect any stock dividends, distributions, combinations, reclassifications and other similar transactions effected by the Corporation in respect to its Common Stock).

14.6 Protective Provisions. Once at least 1,666,667 shares of Series B Preferred Stock are issued (as adjusted for stock splits, stock dividends, recapitalizations and the like applicable to the Series B Preferred Stock), then as long as at least 500,000 shares of Series B Preferred Stock remain outstanding, the Corporation shall not (and shall cause its subsidiaries not to), without first obtaining the approval of the holders of a majority of the then-outstanding shares of Series B Preferred Stock:

(a) authorize or issue any new class or series of capital stock, or reclassify any existing class or series of capital stock, if the effect of such action would result in a class or series of capital stock having a preference with respect to dividends, liquidation or redemption rights senior to the Series B Preferred Stock;

(b) amend the Corporation’s Certificate of Incorporation, bylaws or this Certificate of Designations in a manner that adversely affects the rights, preferences and privileges of the Series B Preferred Stock, or increase or decrease the total number of authorized shares of Series B Preferred Stock;

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(c) declare or pay any dividend upon or redeem any of the capital stock of the Corporation that is junior to or pari passu with the Series B Preferred Stock as to liquidation or dividend payments;

(d) sell or otherwise dispose of all or substantially all of the assets of the Corporation, merge or consolidate with any entity (except for the purpose of a change of domicile of the Corporation) or effect a transaction in which more than 50% of the voting power in the Corporation is disposed of;

(e) create, incur, assume or suffer to exist any indebtedness for borrowed money (including capitalized lease financings) or issue any guarantees, or mortgage, encumber, create, incur, or suffer to exist liens related thereto, other than (a) indebtedness and liens which are permitted under Sections 8.1 and 8.2 of that certain Credit Agreement dated as of January 10, 2008, by and among the Corporation, as borrower, the lenders from time to time party thereto, the letter of credit issuers from time to time party thereto, Churchill Financial LLC, as administrative agent, and Ableco Finance LLC, as collateral agent (the “First Lien Credit Agreement”), and (b) any debt or other extensions of credit by the lenders or their affiliates under the First Lien Credit Agreement or pursuant to any extensions, amendments, modifications, or refinancings thereof;

(f) create, form or invest in any entity in which the Corporation or any subsidiary of the Corporation would have more than a 5% ownership interest;

(g) increase the size of the Board of Directors of the Corporation; or

(h) reorganize, dissolve, liquidate or otherwise wind up the Corporation.

14.7 Miscellaneous. Shares of Series B Preferred Stock issued and redeemed or otherwise reacquired by the Corporation shall be retired promptly after the reacquisition thereof and, upon compliance with the applicable provisions of Delaware law, shall have the status of authorized but unissued shares of preferred stock of the Corporation.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Purple Communications, Inc. has caused this Certificate of Designations to be signed and attested by the undersigned this 14th day of December, 2009.

PURPLE COMMUNICATIONS, INC.

By:
Name:	Dan Luis
Title:	Chief Executive Officer

Exhibit A-2

Form of Certificate of Amendment

CERTIFICATE OF AMENDMENT

OF

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PURPLE COMMUNICATIONS, INC.,

a Delaware corporation

(pursuant to Section 242 of the Delaware General Corporation Law)

Purple Communications, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “Corporation”), through its duly authorized officers and by authority of its Board of Directors does hereby certify:

FIRST: That in accordance with the provisions of Section 242 of the General Corporation Law, the Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amendment to the Fourth Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Section A of Article IV of the Fourth Amended and Restated Certificate of Incorporation is hereby amended and restated to read in full as follows:

“ARTICLE IV

A. Classes of Stock. The Corporation is authorized to issue two classes of capital stock designated “Common Stock” and “Preferred Stock”, respectively. The total number of shares which the Corporation is authorized to issue is Four Hundred Twenty Million (420,000,000), of which Four Hundred Million (400,000,000) shares shall be Common Stock, par value $0.01 per share, and Twenty Million (20,000,000) shares shall be Preferred Stock, par value $0.01 per share.”

SECOND: That thereafter, the holders of the necessary number of shares of capital stock of the Corporation gave their written consent in favor of the foregoing amendment in accordance with the provisions of Section 228 of the Delaware General Corporation Law.

THIRD: That the amendment of the Fourth Amended and Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, Purple Communications, Inc. has caused this Certificate of Amendment to be signed by Michael J. Pendergast, its duly authorized General Counsel and Secretary, this      day of         , 2010.

Michael J. Pendergast,
General Counsel and Secretary

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Exhibit B

Form of Officer’s Certificate

PURPLE COMMUNICATIONS, INC.

COMPLIANCE CERTIFICATE

December     , 2009

The undersigned, John R. Ferron, President and Chief Financial Officer of Purple Communications, Inc., a Delaware corporation (the “Company”), pursuant to Section 5.3 of that certain Series B Preferred Stock Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and among the Company and each of the Investors listed on Schedule A attached thereto, does hereby certify to the Investors on behalf of the Company as follows:

1.	The representations and warranties of the Company set forth in the Purchase Agreement are true and correct in all respects (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties, other than any qualifiers contained in any representation or warranty requiring disclosure in the Disclosure Letter of a list of items qualified as to materiality) as of the date hereof as though made on and as of the date hereof (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date), except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

2.	The Company has performed and complied in all material respects with all agreements, obligations and conditions contained in the Purchase Agreement that are required to be performed or complied with by the Company on or before the date hereof.

Unless otherwise set forth herein, all capitalized terms in this Certificate shall have the respective meanings ascribed to them in the Purchase Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date first set forth above.

Purple Communications, Inc.

John R. Ferron
President and Chief Financial Officer

Exhibit C

Form of Legal Opinion

1. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware. The Company is qualified to do business as a foreign corporation in the State of New Jersey and the State of California.

2. The Company has the corporate power and corporate authority necessary, under the General Corporation Law of the State of Delaware, its certificate of incorporation, and the bylaws, to own its properties and assets and to conduct its business as, to our current actual knowledge, it is presently conducted, and to enter into each of the Transaction Documents and perform its obligations thereunder.

3. The Transaction Documents have been duly authorized by all necessary corporate action on the part of the Company and have been duly executed and delivered by the Company.

4. Each of the Transaction Documents is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability thereof may be subject to or limited by (a) bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws, now or hereafter in effect, relating to or affecting the rights of creditors, and (b) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

5. The shares of Series B Preferred Stock to be issued to the Investor at the Closing have been duly authorized and, when issued and paid for in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable. Subject to the approval by the Company’s stockholders and the filing of the Certificate of Amendment with the Delaware Secretary of State, the Conversion Shares and the Warrant Shares have been duly and validly reserved for issuance and, when and if issued upon conversion in accordance with the Certificate, as amended by the Certificate of Amendment, in the case of the Conversion Shares, and when and if issued upon exercise of the Warrant in the case of the Warrant Shares, will be validly issued, fully paid and nonassessable.

6. Based in part upon the representations of the Purchaser contained in the Purchase Agreement, the offer, sale, issuance and delivery of the shares of Series B Preferred Stock and the Warrant, and the issuance of the Conversion Shares and Warrant Shares issuable upon conversion or exercise thereof, under the circumstances contemplated by the Purchase Agreement is exempt from the registration requirements of the Securities Act of 1933, as amended.

7. Except as disclosed in the Transaction Documents, the exhibits and schedules delivered in connection therewith, or the Disclosure Letter, and subject to the approval by the Company’s stockholders of the Certificate of Amendment and the filing of the Certificate of Amendment with the Delaware Secretary of State, the execution and delivery of the Transaction Documents and the performance by the Company of their respective terms will not breach or result in a violation of (a) the Company’s Certificate of incorporation or Bylaws, (b) applicable federal or California law, or (c) any judgment, order or decree of any domestic court or arbitrator, known to us, to which the Company is a party or is subject.

8. Except as disclosed in the Transaction Documents, the exhibits and schedules delivered in connection therewith, or the Disclosure Letter, no consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required in connection with the valid execution, delivery and performance by the Company of the Transaction Documents, other than (i) such consents, approvals, authorizations, designations, declarations or filings as have been made or obtained on or before the date hereof or which are not required to be made or obtained until after the date hereof and (ii) the approval by the stockholders of the Company of the Certificate of Amendment and the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware.

Exhibit D-1

Form of Series A Stockholder Consent

ACTION BY WRITTEN CONSENT OF

THE SERIES A PREFERRED STOCKHOLDERS OF

PURPLE COMMUNICATIONS, INC.,

a Delaware corporation

December     , 2009

The undersigned, constituting the holders of          shares of Series A Preferred Stock of Purple Communications, Inc., a Delaware corporation (the “Corporation”), in accordance with the authority contained in Section 228 of the Delaware General Corporation Law and the Bylaws of the Corporation, hereby consent to the adoption of the following recitals and resolutions:

APPROVAL OF AMENDMENT OF CERTIFICATE OF INCORPORATION

WHEREAS, the number of shares of Common Stock, par value $0.01 per share (“Common Stock”), this Corporation is authorized to issue is insufficient to permit (i) the conversion of the shares of Series B Preferred Stock of the Corporation, (ii) the exercise of the Common Stock Warrants of the Corporation and (iii) the adjustment to the Conversion Price of Series A Preferred Stock (as defined in the Corporation’s Fourth Amended and Restated Certificate of Incorporation) as a result of the issuance of the Series B Preferred Stock;

WHEREAS, it has been proposed by the Board of Directors that the form of Certificate of Amendment to the Corporation’s Fourth Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”), in the form attached hereto as Exhibit A and incorporated herein by reference, which shall increase the total authorized number of shares of the Corporation to Four Hundred Twenty Million (420,000,000) shares, increase the total authorized number of shares of Common Stock to Four Hundred Million (400,000,000) and increase the total authorized number of shares of preferred stock, par value $0.01 per share, to Twenty Million (20,000,000), be approved by the stockholders of the Corporation; and

WHEREAS, it is deemed to be advisable and in the best interests of the Corporation and its stockholders to approve and adopt the Certificate of Amendment, which shall become effective upon filing with the Delaware Secretary of State.

NOW, THEREFORE, BE IT RESOLVED, that the amendment of the Corporation’s Fourth Amended and Restated Certificate of Incorporation, and the form, terms and provisions of the Certificate of Amendment and any other documents and agreements to be executed and delivered in connection therewith, copies of which have been submitted to and considered by the undersigned, be, and the same hereby are, approved, adopted and ratified;

RESOLVED FURTHER, that the officers of the Corporation be, and each of them hereby is, authorized and directed on behalf of the Corporation and in its name to execute the Certificate of Amendment, with such modifications, amendments or insertions thereto as may be approved by the officer or officers executing the same, such approval to be conclusively evidenced by the execution thereof, and to cause the Certificate of Amendment to be filed with the Delaware Secretary of State.

GENERAL AUTHORITY

RESOLVED FURTHER, that the officers of the Corporation be, and each of them hereby is, authorized, directed and empowered on behalf of the Corporation and in its name, at any time and from time to time to do and perform any and all acts or things, including, without limitation, the execution and delivery of any and all further agreements, documents, instruments or papers of whatever kind or nature, which such officers or any of them may consider necessary or desirable to effect the intent of any and all of the foregoing resolutions; and the performance of such other acts and things by any of such officers shall evidence conclusively and for all purposes that such officer or officers considered the same to be necessary or desirable as aforesaid and that such act or thing so done or performed was hereby authorized; and that all such acts or things heretofore performed by the officers of the Corporation are hereby ratified and approved; and

RESOLVED FURTHER, that these resolutions adopted by the undersigned may be executed in two or more counterparts, and by telefax transmission, and each such counterpart shall be deemed an original, and all of which, when taken together, shall constitute but one and the same instrument.

Exhibit D-2

Form of Series B Stockholder Consent

ACTION BY WRITTEN CONSENT OF

THE SERIES B PREFERRED STOCKHOLDERS OF

PURPLE COMMUNICATIONS, INC.,

a Delaware corporation

December __, 2009

The undersigned, constituting the holders of          shares of Series B Preferred Stock of Purple Communications, Inc., a Delaware corporation (the “Corporation”), in accordance with the authority contained in Section 228 of the Delaware General Corporation Law and the Bylaws of the Corporation, hereby consent to the adoption of the following recitals and resolutions:

APPROVAL OF AMENDMENT OF CERTIFICATE OF INCORPORATION

WHEREAS, the number of shares of Common Stock, par value $0.01 per share (“Common Stock”), this Corporation is authorized to issue is insufficient to permit (i) the conversion of the shares of Series B Preferred Stock of the Corporation, (ii) the exercise of the Common Stock Warrants of the Corporation and (iii) the adjustment to the Conversion Price of Series A Preferred Stock (as defined in the Corporation’s Fourth Amended and Restated Certificate of Incorporation) as a result of the issuance of the Series B Preferred Stock;

WHEREAS, it has been proposed by the Board of Directors that the form of Certificate of Amendment to the Corporation’s Fourth Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”), in the form attached hereto as Exhibit A and incorporated herein by reference, which shall increase the total authorized number of shares of the Corporation to Four Hundred Twenty Million (420,000,000) shares, increase the total authorized number of shares of Common Stock to Four Hundred Million (400,000,000) and increase the total authorized number of shares of preferred stock, par value $0.01 per share, to Twenty Million (20,000,000), be approved by the stockholders of the Corporation; and

WHEREAS, it is deemed to be advisable and in the best interests of the Corporation and its stockholders to approve and adopt the Certificate of Amendment, which shall become effective upon filing with the Delaware Secretary of State.

NOW, THEREFORE, BE IT RESOLVED, that the amendment of the Corporation’s Fourth Amended and Restated Certificate of Incorporation, and the form, terms and provisions of the Certificate of Amendment and any other documents and agreements to be executed and delivered in connection therewith, copies of which have been submitted to and considered by the undersigned, be, and the same hereby are, approved, adopted and ratified;

RESOLVED FURTHER, that the officers of the Corporation be, and each of them hereby is, authorized and directed on behalf of the Corporation and in its name to execute the Certificate of Amendment, with such modifications, amendments or insertions thereto as may be approved by the officer or officers executing the same, such approval to be conclusively evidenced by the execution thereof, and to cause the Certificate of Amendment to be filed with the Delaware Secretary of State.

GENERAL AUTHORITY

RESOLVED FURTHER, that the officers of the Corporation be, and each of them hereby is, authorized, directed and empowered on behalf of the Corporation and in its name, at any time and from time to time to do and perform any and all acts or things, including, without limitation, the execution and delivery of any and all further agreements, documents, instruments or papers of whatever kind or nature, which such officers or any of them may consider necessary or desirable to effect the intent of any and all of the foregoing resolutions; and the performance of such other acts and things by any of such officers shall evidence conclusively and for all purposes that such officer or officers considered the same to be necessary or desirable as aforesaid and that such act or thing so done or performed was hereby authorized; and that all such acts or things heretofore performed by the officers of the Corporation are hereby ratified and approved; and

RESOLVED FURTHER, that these resolutions adopted by the undersigned may be executed in two or more counterparts, and by telefax transmission, and each such counterpart shall be deemed an original, and all of which, when taken together, shall constitute but one and the same instrument.

Exhibit D-3

Form of As-Converted Common Stockholder Consent

ACTION BY WRITTEN CONSENT OF

THE COMMON STOCKHOLDERS OF

PURPLE COMMUNICATIONS, INC.,

a Delaware corporation

December     , 2009

The undersigned, constituting the holders of          shares of common stock of Purple Communications, Inc., a Delaware corporation (the “Corporation”), in accordance with the authority contained in Section 228 of the Delaware General Corporation Law and the Bylaws of the Corporation, hereby consent to the adoption of the following recitals and resolutions:

APPROVAL OF AMENDMENT OF CERTIFICATE OF INCORPORATION

WHEREAS, the number of shares of Common Stock, par value $0.01 per share (“Common Stock”), this Corporation is authorized to issue is insufficient to permit (i) the conversion of the shares of Series B Preferred Stock of the Corporation, (ii) the exercise of the Common Stock Warrants of the Corporation and (iii) the adjustment to the Conversion Price of Series A Preferred Stock (as defined in the Corporation’s Fourth Amended and Restated Certificate of Incorporation) as a result of the issuance of the Series B Preferred Stock;

WHEREAS, it has been proposed by the Board of Directors that the form of Certificate of Amendment to the Corporation’s Fourth Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”), in the form attached hereto as Exhibit A and incorporated herein by reference, which shall increase the total authorized number of shares of the Corporation to Four Hundred Twenty Million (420,000,000) shares, increase the total authorized number of shares of Common Stock to Four Hundred Million (400,000,000) and increase the total authorized number of shares of preferred stock, par value $0.01 per share, to Twenty Million (20,000,000), be approved by the stockholders of the Corporation; and

WHEREAS, it is deemed to be advisable and in the best interests of the Corporation and its stockholders to approve and adopt the Certificate of Amendment, which shall become effective upon filing with the Delaware Secretary of State.

NOW, THEREFORE, BE IT RESOLVED, that the amendment of the Corporation’s Fourth Amended and Restated Certificate of Incorporation, and the form, terms and provisions of the Certificate of Amendment and any other documents and agreements to be executed and delivered in connection therewith, copies of which have been submitted to and considered by the undersigned, be, and the same hereby are, approved, adopted and ratified;

A-1

RESOLVED FURTHER, that the officers of the Corporation be, and each of them hereby is, authorized and directed on behalf of the Corporation and in its name to execute the Certificate of Amendment, with such modifications, amendments or insertions thereto as may be approved by the officer or officers executing the same, such approval to be conclusively evidenced by the execution thereof, and to cause the Certificate of Amendment to be filed with the Delaware Secretary of State.

GENERAL AUTHORITY

RESOLVED FURTHER, that the officers of the Corporation be, and each of them hereby is, authorized, directed and empowered on behalf of the Corporation and in its name, at any time and from time to time to do and perform any and all acts or things, including, without limitation, the execution and delivery of any and all further agreements, documents, instruments or papers of whatever kind or nature, which such officers or any of them may consider necessary or desirable to effect the intent of any and all of the foregoing resolutions; and the performance of such other acts and things by any of such officers shall evidence conclusively and for all purposes that such officer or officers considered the same to be necessary or desirable as aforesaid and that such act or thing so done or performed was hereby authorized; and that all such acts or things heretofore performed by the officers of the Corporation are hereby ratified and approved; and

RESOLVED FURTHER, that these resolutions adopted by the undersigned may be executed in two or more counterparts, and by telefax transmission, and each such counterpart shall be deemed an original, and all of which, when taken together, shall constitute but one and the same instrument.